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EXHIBIT 5.1

     Latham & Watkins
ATTORNEYS AT LAW
WWW.LW.COM

August 24, 2001

Harrah's Operating Company, Inc.
One Harrah's Court
Las Vegas, NV 89119

            Re:  $500,000,000 Aggregate Principal Amount of 7.125%
            Senior Notes due 2007 of Harrah's Operating Company, Inc.

Ladies and Gentlemen:

    In connection with the registration of $500,000,000 aggregate principal amount of 7.125% Senior Notes due 2007 (the "Exchange Notes") issued by Harrah's Operating Company, Inc., a company incorporated under the laws of the State of Delaware (the "Company"), and the registration of guarantees of the Exchange Notes (the "Guarantees") issued by Harrah's Entertainment, Inc., a company incorporated under the laws of the State of Delaware (the "Guarantor"), under the Securities Act of 1933, as amended, on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of June 14, 2001, among the Company, the Guarantor and Firstar Bank, N.A., as trustee (the "Trustee"). The Exchange Notes will be issued in exchange for the Company's outstanding 7.125% Senior Notes due 2007 that were issued on June 14, 2001 (the "Private Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

    In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

    In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

    We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

    Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

    (1) The Exchange Notes to be exchanged for the Private Notes pursuant to the Exchange Offer have been duly authorized by all necessary corporate action of the Company and, when the Exchange

Notes have been duly executed, authenticated and delivered by or on behalf of the Company in accordance with the terms of the Exchange Offer and the Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

    (2) The Guarantees have been duly authorized by all necessary corporate action of the Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes in accordance with the terms of the Exchange Offer and the Indenture, will be the legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

    The opinions rendered in paragraphs 1 and 2 relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.20 of the Indenture; and (iv) we express no opinion with respect to whether acceleration of the Exchange Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

    We have not been requested to express and, with your knowledge and consent, do not render any opinion with respect to the applicability to the obligations of the Company under the Exchange Notes and the Indenture or the Guarantor under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

    To the extent that the obligations of the Company and the Guarantor under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

    We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                      Very truly yours,
                      /s/ Latham & Watkins

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EXHIBIT 5.1